EXHIBIT 99.1

PRESS RELEASE

ESCALADE ACQUIRES CHILD LIFE ASSETS

Wabash, IN (March 07, 2005) -- Escalade, Incorporated (NASDAQ: ESCA) announced today that its wholly owned subsidiary, Escalade(R) Sports, has acquired substantially all the assets of ChildLife, Inc. a manufacturer of premium residential play systems, commonly known as swing-sets and slide towers. ChildLife is synonymous with child safety and is readily identified in the play systems market by its unique green painted, decay resistant product constructed of maintenance free yellow cedar lumber.

The ChildLife brand is a recognized name in the residential playground market. This high end product is sold through a nationwide network of dealers as well as manufacturer direct. ChildLife exemplifies a commitment to improving the safety and enjoyment of premium residential play systems and has a strong tradition of developing, innovating and manufacturing superior quality product. Escalade Sports will continue the ChildLife tradition of building the finest playground equipment available in the marketplace.

Dan Messmer, President of Escalade Sports stated that, "The quality of this unique product accompanied with its commitment to safety will compliment our strong position as a quality manufacturer, importer and distributor of sporting goods products. The Swingsets.com web site is another asset to this already strong acquisition."

Escalade Sports manufactures and distributes a full-line of Sporting Goods products including Table Tennis Tables and equipment, Pool Tables and equipment, Basketball Systems, Game Tables, Archery equipment, Darting products and Fitness equipment. For more information about ChildLife play ground equipment contact Jeff Zucchi, Executive Vice-President of New Business Development, Escalade Sports, 817 Maxwell Ave. Evansville, IN 47711, 812.467.1200 0r www.escaladesports.com

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide by better resellers. For more information on Escalade, Inc., please visit our website at www.EscaladeInc.com or contact Terry Frandsen, VP Finance at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.

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